UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 25, 2009

MERRIMAN CURHAN FORD GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15831	11-2936371
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

600 California Street, 9th Floor,	94108
San Francisco, California	(Zip Code)
( Address of Principal Executive Offices)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 4.01.	Changes in Registrant’s Certifying Accountant

On August 25, 2009, Merriman Curhan Ford Group, Inc. (“Merriman” or “Registrant”) dismissed Ernst & Young LLP as its independent registered public accounting firm.  The Registrant’s Audit Committee and Board of Directors participated in and approved the decision to change independent registered public accounting firms. The Registrant notified Ernst & Young LLP of this decision on August 25, 2009.

The reports of Ernst & Young LLP on the consolidated financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s financial statements for each of the two fiscal years ended December 31, 2008, and in the subsequent interim period through August 25, 2009, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP  to make reference to the matter in their report.  The Company has requested Ernst & Young LLP to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated August 26, 2009 is filed as Exhibit 16.1 to this Form 8-K.

On August 25, 2009, the Audit Committee and the Board of Directors appointed Burr, Pilger & Mayer LLP (“BPM”) as the independent registered public accounting firm of Merriman Curhan Ford Group, Inc.  During the Registrant’s two most recent fiscal years and in the subsequent period through August 25, 2009, neither the Registrant nor anyone acting on its behalf, consulted with BPM regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Merriman’s financial statements, and no written report nor oral advice was provided by BPM, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.  During 2008 and 2009, Merriman Curhan Ford Group, Inc. engaged BPM to provide certain accounting services and has had normal consultations with BPM inherent with the services they had been engaged to provide.  As part of the appointment process, both BPM and the Audit Committee of Merriman Curhan Ford Group, Inc. considered the timing and nature of these services and have concluded that such services do not impair BPM’s independence with respect to Merriman Curhan Ford Group, Inc.

Item 9.01(d)	Exhibits

16.1	Letter from Ernst & Young LLP regarding change in certifying accountant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCF CORPORATION

Date: August 31, 2009	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman
Chief Executive Officer